Exhibit 10.1

Execution Version

January 9, 2023

Calidi Biotherapeutics, Inc.

11011 North Torrey Pines Road, Suite 200

La Jolla, CA 92037

First Light Acquisition Group, Inc.

11110 Sunset Hills Road #2278

Reston, VA 20190

Re:	Business Combination Agreement

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to First Light Acquisition Group, Inc. (“FLAG”) and Calidi Biotherapeutics, Inc. (the “Company”) in connection with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among FLAG, the Company, and FLAG Merger Sub, Inc., a Nevada corporation (“Merger Sub”), pursuant to which Merger Sub will merge with and into Calidi, with Calidi being the surviving corporation in the merger (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). Certain capitalized terms used herein are defined in paragraph 6 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a condition to the willingness of FLAG to enter into the Merger Agreement, and as an inducement and in consideration therefor, and in view of the valuable consideration to be received by Holder (as defined below) thereunder, and the expenses and efforts to be undertaken by FLAG and the Company to consummate the Transactions, FLAG, the Company and Holder desire to enter into this Agreement in order for Holder to provide certain assurances to FLAG regarding the manner in which Holder is bound hereunder to vote any shares of Capital Stock which Holder beneficially owns, holds or otherwise has voting power during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”) with respect to the Merger Agreement, the Merger, the Ancillary Documents and the Transactions.

1. The undersigned, being a holder of the Capital Stock in such amounts as set forth underneath Holder’s name on the signature page hereto (each, a “Holder”), hereby agrees that, as promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Registration Statement is declared effective under the Securities Act, the Holder shall duly execute, and become party to, a true and correct copy of an irrevocable written consent to be delivered by the Company to FLAG approving (i) the Merger Agreement and Ancillary Agreements to which the Company is or will be a party and the Transactions (including the Merger) and (ii) any other matters necessary or appropriate in order to effect the Merger and the other transactions contemplated by the Merger Agreement, which consent shall constitute any and all necessary or requisite consent of the Holder to the Transactions under all applicable provisions of the Company’s organizational documents and the NRS.

2. Without limiting the foregoing provisions of paragraph 1, each Holder hereby unconditionally and irrevocably agrees: that at any duly called meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company requested by the Company’s board of directors or undertaken as contemplated by the Transactions, each Holder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her shares of Capital Stock to be counted as present thereat for purposes of establishing a quorum, and it, he or she shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its, his or her shares of Capital Stock (a) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of the Company contained in the Merger Agreement, (c) in favor of any other proposals set forth in the Company’s proxy statement distributed in connection with such meeting, (d) for any proposal to adjourn or postpone the applicable stockholder meeting to a later date if (and only if) there are not sufficient votes for approval of the Merger Agreement and any other proposals related thereto as set forth in such proxy statement on the dates on which such meetings are held, and (e) against the following actions or proposals: (1) any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement; and (2) (A) any change in the present capitalization of the Company or any amendment of the Company’s amended and restated articles of incorporation (the “Company Charter”), except to the extent expressly contemplated by the Merger Agreement, (B) any liquidation, dissolution or other change in the Company’s corporate structure or business, (C) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Holder under this Letter Agreement, or (D) any other action or proposal involving the Company or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions.

3. During the period commencing on the date hereof and ending on the earlier of (a) the valid termination of the Merger Agreement or (b) the Closing, each Holder shall not, without the prior written consent of the Company and FLAG, Transfer any shares of Capital Stock, warrants (each, a “Warrant”) to purchase shares of Common Stock or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, him or her. In the event that (i) any shares of Capital Stock, Warrants or other equity securities of the Company are issued to any Holder after the date hereof pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Capital Stock of, on or affecting the shares of Capital Stock owned by the Holder or otherwise, (ii) any Holder purchases or otherwise acquires beneficial ownership of any shares of Capital Stock, Warrants or other equity securities of the Company after the date hereof or (iii) any Holder acquires the right to vote or share in the voting of any shares of Capital Stock, Warrants or other equity securities of the Company after the date hereof (such shares of Capital Stock, Warrants or other equity securities of the Company described in clauses (i), (ii) and (iii), the “New Shares”), then such New Shares acquired or purchased by such Holder shall be subject to the terms of this paragraph 3 and paragraph 1 above to the same extent as if they constituted the Capital Stock or Warrants owned by such Holder as of the date hereof.

4.

(a) Each Holder agrees that, if the Closing occurs, it shall not Transfer:

(i) with respect to 50% of the shares of Purchaser Common Stock received by such Holder as Merger Consideration, until the earliest to occur of: (A) six months after the Closing; (B) subsequent to the Closing, the date on which the last reported sale price of the shares of Purchaser Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 days within any 30 consecutive day trading period commencing at least 150 days after the Closing; and (C) subsequent to the Closing, the date on which FLAG completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of FLAG’s Public Stockholders having the right to exchange their shares of Purchaser Common Stock for cash, securities or other property (the “6-Month Lock-up Period”);

(ii) with respect to the remaining 50% of the shares of Purchaser Common Stock received by such Holder as Merger Consideration, until the earliest to occur of: (A) twelve months after the Closing; (B) subsequent to the Closing, the date on which the last reported sale price of the shares of Purchaser Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 days within any 30 consecutive day trading period commencing at least 150 days after the Closing; and (C) subsequent to the Closing, the date on which FLAG completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of FLAG’s Public Stockholders having the right to exchange their shares of Purchaser Common Stock for cash, securities or other property (the “12-Month Lock-up Period”, and together with the 6-month Lock-up Period, the “Lock-up Periods”).

(b) Notwithstanding the provisions set forth in paragraph 4(a)(i) and 4(a)(ii), Transfers of the shares of FLAG Capital Stock that are held by any Holder or any of their permitted transferees (that have complied with this paragraph 4(b)), are permitted (a) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (b) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; and (c) in the case of an individual, pursuant to a qualified domestic relations order; (the transferees referred to in clauses (a) through (c) above are called “Permitted Transferees”); provided, however, that such Permitted Transferees must enter into a written agreement agreeing to be bound by the restrictions herein.

5. Each Holder has full right and power, without violating any agreement to which it, he or she is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement.

6. As used herein, (i) “Capital Stock” shall mean, collectively, (A) the common stock, par value $0.0001 per share, of the Company, (B) the preferred stock, par value $0.0001 per share, of the Company and (C) the Company Options, SAFES, and any other options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company; and (iii) “Transfer” shall mean the (a) sale, transfer or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction described in clauses (a) or (b) is to be settled by delivery of such securities, in cash or otherwise or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b). Notwithstanding the foregoing, the term Transfer shall not include a pledge or other hypothecation by Holder of its Capital Stock as collateral in connection with obtaining a loan from a lender, the proceeds of which will be used as a loan to the Company for working capital purposes, or with the consent of the Purchaser Representative for any other purpose. As long as there is no event of default on such loan, the Holder shall retain its voting rights over such Capital Stock.

7. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

8. Except as otherwise expressly provided herein, no party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the parties hereto and their respective successors, heirs and assigns and permitted transferees.

9. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

10. This Letter Agreement may be executed in any number of original or facsimile counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution”, “signed”, “signature” and words of like import in this Agreement or in any certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign).

11. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend, to the extent permitted by applicable law, that there shall be added as part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

12. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

13. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission or other electronic transmission, to the address set forth on the signature page.

14. This Letter Agreement shall terminate on the earliest of (i) the termination of the Merger Agreement and (ii) the expiration of the Lock-up Periods.

15. The Parties hereby agree and acknowledge that: (i) the Company and FLAG, would be irreparably injured in the event of a breach of Holder’s obligations under this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the Company and FLAG shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

16. The Parties hereby agree that the Purchaser Representative (as defined in the Merger Agreement) is a third party beneficiary to this Letter Agreement and the Parties shall not waive any obligations hereunder without the consent of the Purchaser Representative.

[Signature Page Follows]

Sincerely,

Holder:
Name of Holder: [ ]
By:
Name:
Title:

Number and Type of Company Stock and/or Company Options:
Company Stock:

Company Options:

Address for Notice:
Address:

Telephone No.:

Email:

Acknowledged and Agreed:

FIRST LIGHT ACQUISITION GROUP, INC.

By:
Name:
Title:

CALIDI BIOTHERAPEUTICS, INC.

By:
Name:
Title:

[Signature page to Letter Agreement]